UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2012

CoreSite Realty Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-34877	27-1925611
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 17th Street, Suite 800 Denver, CO		80265
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 777-2673

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jarrett Appleby

On April 10, 2012, CoreSite Realty Corporation (“CoreSite”) announced the appointment of Jarrett Appleby to the position of Chief Operating Officer, commencing May 7, 2012. Mr. Appleby, age 50, will join CoreSite from Equinix Inc., a global provider of data center services, where he served as Chief Marketing Officer starting in December 2008. Prior to his tenure at Equinix, Mr. Appleby served as chief strategy and marketing officer at Reliance Globalcom LTD, a global telecommunications company, from August 2006 to December 2008. Mr. Appleby founded and served as chief executive officer of ILV Group, a global advisory and consulting company, and has served in senior positions in the telecommunications industry, including as senior vice president of strategy & corporate development for MCI (now Verizon Business) and as senior vice president of MCI Solutions (now Verizon Business).

In connection with his appointment, we entered into an executive employment agreement with Mr. Appleby (the “Employment Agreement”). The Employment Agreement has an initial one-year term, subject to automatic annual renewal, unless either party elects to terminate the agreement by providing at least 90 days notice prior to the applicable anniversary date. The Employment Agreement provides for an initial annual base salary of $350,000 and contains other customary employment terms, including eligibility for bonuses and other incentive compensation and benefits. The Employment Agreement provides for an initial target annual performance bonus of $262,500 and, subject to approval by CoreSite’s board of directors, an initial target annual equity award beginning in 2013 of three times Mr. Appleby’s base salary. Under the Employment Agreement, Mr. Appleby will also receive, subject to approval by CoreSite’s board of directors, a restricted stock award under CoreSite’s 2010 Equity Incentive Plan having an aggregate value of $3,000,000 and vesting over a three-year period.

The Employment Agreement also provides for, among other things, severance payments and the continuation of certain benefits following certain terminations of employment by CoreSite or the termination of employment for “Good Reason” (as defined in the Employment Agreement) by Mr. Appleby. Under these provisions, if Mr. Appleby’s employment is terminated by CoreSite without “Cause” (as defined in the Employment Agreement), or in connection with CoreSite’s non-renewal of the Employment Agreement, or Mr. Appleby resigns for Good Reason, Mr. Appleby would have the right to receive continued payment of his base salary and the continuation of health benefits at CoreSite’s expense for a period of 12 months following termination. In addition, Mr. Appleby would receive a pro-rated lump sum payment upon termination based on his performance bonus amount for the year of termination. Mr. Appleby would also be entitled to accelerated vesting of any outstanding unvested equity awards that would have vested based on the passage of time had he remained employed for 12 months after termination, and any stock options would remain exercisable for at least a year following termination.

The Employment Agreement further provides that if Mr. Appleby is terminated by CoreSite without Cause, or in connection with CoreSite’s non-renewal of the Employment Agreement, or he resigns for Good Reason, in each case within 60 days prior to or 12 months following a change in control of CoreSite, then in addition to the payments and benefits described above (but excluding the continued payment of base salary for 12 months), he would also receive an additional payment equal to his target performance bonus amount for the year of termination. In addition, Mr. Appleby would receive accelerated vesting of all of his outstanding unvested equity awards. Instead of continued payment of his base salary for 12 months, Mr. Appleby would receive a cash payment equal to one and one-fourth (1.25) times his annual base salary in effect on the date of termination.

All of the foregoing severance benefits are conditioned on Mr. Appleby executing and not revoking a release of claims in favor of CoreSite following his termination. The Employment Agreement also provides that if Mr. Appleby’s employment is terminated by CoreSite due to his death or disability, he would receive a pro-rated lump sum payment upon termination based on his performance bonus amount for the year of termination and accelerated vesting of any of his outstanding unvested equity awards that would have vested based on the passage of time if he had remained employed with CoreSite for 12 months following his termination for death or disability.

The Employment Agreement also contains certain confidentiality covenants prohibiting Mr. Appleby from, among other things, disclosing confidential information relating to CoreSite. The Employment Agreement also contains non-competition and non-solicitation restrictions, pursuant to which Mr. Appleby will not be permitted to compete with CoreSite in certain circumstances for a period of 12 months following his termination of employment for any reason.

The above summary does not purport to be a complete summary of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement, copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

A press release regarding Mr. Appleby’s appointment is also attached hereto as Exhibit 99.2.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

99.1	Employment Agreement between CoreSite, LLC and Jarrett Appleby, dated as of April 6, 2012.

99.2	Press release dated April 10, 2012, regarding appointment of Jarrett Appleby as Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORESITE REALTY CORPORATION

Date: April 10, 2012	By:	/s/ Thomas M. Ray
	Name:	Thomas M. Ray
	Title:	President and Chief Executive Officer